Exhibit 99.1

FINANCIAL CONTACT: JIM AUSTIN 864-679-9070

MEDIA CONTACT: EDDIE TERRELL 864-679-9016

WEB SITE: www.greenvillefirst.com

Greenville First Reports Strong Growth for First Quarter 2006

Assets grow to over $417 million

Net income increases 27.5%

Greenville, SC, April 18, 2006 - Greenville First Bancshares, Inc. (NASDAQ: GVBK), holding company for Greenville First Bank NA, today announced that net income for the first quarter of 2006 was $842 thousand, or $0.29 per diluted share, a 27.5% increase in net income when compared to $660 thousand, or $0.23 per diluted share for the same period in 2005.

Return on average assets for the first quarter of 2006 was 0.85% compared to 0.81% for the same quarter in 2005. Return on average shareholders' equity for the first quarter in 2006 was 10.92% compared to 9.47% for the first quarter in 2005. The company's efficiency ratio (noninterest expense divided by the sum of net interest income and noninterest income) improved to 50.9% for the 2006 first quarter compared to 51.3% for the 2005 first quarter.

"The first quarter of 2006 proved to be the strongest quarter for loan growth in the history of our Company," said Art Seaver, President and CEO.  "We have grown our loan portfolio by over $25 million from December 31, 2005.  In addition, deposit growth was strong with an increase of $22 million compared to December 31, 2005.  Our Parkway and Augusta Road offices have been instrumental in the growth of our Company.  Our first quarter results are exciting and reflect the continued momentum of Greenville First."

Total assets grew to $417.8 million as of March 31, 2006, compared to $341.9 million on March 31, 2005, an increase of 22.2%. Loans were $364.4 million at March 31, 2006, an increase of $68.7 million or 23.2%, when compared with $295.7 million on March 31, 2005. Deposits grew 26.0% to $275.8 million on March 31, 2006, compared to $218.9 million on March 31, 2005.

The Company's book value per share was $11.75 as of March 31, 2006, while the closing stock price was $24.35 per share.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations projected growth, or loan quality, and are thus prospective.  Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that future events, plans, or expectations contemplated by our company will be achieved.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

SUMMARY CONSOLIDATED FINANCIAL DATA

Our summary consolidated financial data as of and for the three months ended March 31, 2006 and 2005 have not been audited but, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

	Three Months
	Ended March 31,
	2006	2005
(In thousands, except per share dollar amounts)

Summary Results of Operations Data:
Interest income	$6,626	$4,582
Interest expense	3,266	1,901
Net interest income	3,360	2,681
Provision for loan losses	400	345
Net interest income after
provision for loan losses	2,960	2,336
Noninterest income	156	213
Noninterest expense	1,790	1,484
Income before taxes	1,326	1,065
Income tax expense	484	405
Net income	$842	$660

Per Share Data:
Net income, basic	$0.32	$0.25
Net income, diluted	$0.29	$0.23
Book value	$11.75	$10.80

Weighted average number of shares outstanding:
Basic	2,661	2,648
Diluted	2,951	2,918

Performance Ratios:
Return on average assets (1)	0.85%	0.81%
Return on average equity (1)	10.92%	9.47%
Net interest margin (1)	3.48%	3.34%
Efficiency ratio (2)	50.91%	51.28%

Growth Ratios and Other Data:
Percentage change in net income from the same	27.53%	70.16%
quarter of the previous year
Percentage change in diluted net income per share
from the same quarter of the previous year	26.09%	21.05%

                                                                                                                                                                                    (Continued)

SUMMARY OF CONSOLIDATED FINANCIAL DATA, CONTINUED

	At March 31,
	2006	2005

Summary Balance Sheet Data:
Assets	$417,782	$341,878
Investments securities	40,221	40,614
Loans (3)	364,392	295,707
Allowance for loan losses	4,515	4,073
Deposits	275,807	218,948
Securities sold under agreement to repurchase
and federal funds purchased	14,232	18,572
Federal Home Loan Bank Advances	79,000	67,030
Junior subordinate debentures	13,403	6,186
Shareholders' equity	31,310	28,660

Asset Quality Ratios:
Nonperforming assets, past due and restructured
loans to total loans (3)	0.80%	0.39%
Nonperforming assets, past due and restructured
to total assets	0.70%	0.33%
Net charge-offs year to date to average
total loans (3)	0.11%	0.00%
Allowance for loan losses to nonperforming loans	416.71%	357.79%
Allowance for loan losses to total loans (3)	1.24%	1.38%

Capital Ratios:
Average equity to average assets	7.77%	8.54%
Leverage ratio	11.06%	10.50%
Tier 1 risk-based capital ratio	13.29%	12.85%
Total risk-based capital ratio	14.54%	14.10%

Growth Ratios and Other Data:
Percentage change in assets	22.20%
Percentage change in loans (3)	23.23%
Percentage change in deposits	25.97%
Percentage change in equity	9.25%
Loans to deposit ratio (3)	132.12%

(1)  Annualized for the three month periods.

(2)  Computed by dividing noninterest expense by the sum of net interest income and  and noninterest income.

                                (3)   Includes nonperforming loans.